Exhibit 10.15

TRANSITION SERVICES, AMENDMENT TO SEVERANCE AGREEMENT,

AND RELEASE

This Transition Services, Amendment to Severance Agreement, and Release (the “Agreement”) is made and entered into by and between Infinity Resources Holdings Corp., a Nevada corporation (“Infinity”), and Barry M. Monheit (“Monheit”).

RECITALS

A.	WHEREAS, Monheit has been employed as the President and Chief Executive Officer of Infinity since October 2012, as the Chief Executive Officer of Earth911, Inc., a Delaware corporation and wholly owned subsidiary of Infinity (“Earth911), since June 2011, as the Chief Executive Officer of Youchange, Inc., an Arizona corporation and wholly owned subsidiary of Infinity (“Youchange”), since October 2012.

B.	WHEREAS, Monheit serves on the board of directors of each of Infinity, Earth911, and Youchange.

C.	WHEREAS, Infinity has entered into a Securities Purchase Agreement, dated as of July 16, 2013, with Quest Resources Group, LLC, a Delaware limited liability company, Brian Dick, and Jeff Forte (collectively, “Sellers”), pursuant to which Infinity will acquire all of Sellers’ membership interests (the “Transaction”) in Quest Resources Management Group, LLC, a Delaware limited liability company (“Quest”).

D.	WHEREAS, in connection with the Transaction, Infinity and Monheit have mutually determined to appoint Brian Dick as the President and Chief Executive Officer of Infinity, and Monheit will resign from those positions as well as his positions as director of Earth911 and Youchange, effective upon the closing of the Transaction.

E.	WHEREAS, Infinity desires that Monheit remain involved with Infinity as a member of the board of directors of Infinity and provide transition services to Infinity following the closing of the Transaction.

F.	WHEREAS, Infinity and Monheit are parties to that certain Severance Agreement, dated as of October 17, 2012 (the “Severance Agreement”).

G.	WHEREAS, in connection herewith, Infinity and Monheit believe that it is in their mutual best interests to amend the Severance Agreement pursuant to the provisions contained herein.

H.	WHEREAS, the parties hereto wish to settle and compromise fully and finally any and all claims Monheit has or purports to have against Infinity and others, including, but not limited to, those arising out of Monheit’s employment and resignation, on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual promises in this Agreement, it is agreed as follows:

1.	Resignation. Upon the closing of the Transaction, Monheit hereby resigns all executive officer positions held by him with Infinity, Earth911, and Youchange and resigns as a director of Earth911 and Youchange.

2.	Transition Services. Monheit and Infinity agree that, beginning July 16, 2013, for a period of 60 to 90 days, with such period to be determined in the sole discretion of the Chief Executive Officer of Infinity (the “Transition Period”), Monheit will provide mutually agreed upon transition services to Infinity (the “Transition Services”). During the Transition Period, Monheit will remain on Infinity’s payroll as a full-time regular employee and continue to receive his full salary and all benefits. On the last day of the Transition period (the “Termination Date”), Monheit will be paid any employment-related payments owed as of the Termination Date.

3.	Severance Agreement. Infinity and Monheit agree that following the Termination Date, Monheit will receive severance pursuant to the terms and conditions of the Severance Agreement, as amended hereby.

(a)	Amendment to Section 1 of the Severance Agreement: Section 1 of the Severance Agreement is hereby amended and restated in its entirety to read as follows:

“1. Result of Termination Other than for Cause. In the event that Employer terminates Employee’s employment with Employer other than for cause, (a) Employer shall pay Employee’s base salary for a period of 18 months following such termination, (b) all unvested stock-based compensation held by Employee shall vest as of the date of termination, (c) Employer shall continue health insurance coverage for Employee as long as he remains a director of Employer, or shall reimburse Employee for continuation coverage pursuant to COBRA if Employee is terminated or resigns from his position as a director of Employer or in the event that the insurance company will not permit coverage of Employee, and shall reimburse Employee for coverage of Employee’s spouse on a separate plan, (d) Employer shall continue to provide Employee with a cell phone during the period in clause (a) above, and (e) Employer shall provide Employee with administrative support and access to office space at the offices of Employer, if needed by Employee, on an as available basis, during the period in clause (a) above. As used herein, “cause” shall mean any termination of Employee’s employment by Employer as a result of Employee engaging in an act or acts involving a crime, moral turpitude, fraud, or dishonesty, or Employee willfully violating in a material respect Employer’s Corporate Governance Guidelines, Code of Conduct, or any applicable Code of Ethics, including, without limitation, the provisions thereof relating to conflicts of interest or related party transactions.”

(b)	Amendment to Section 2(e) of the Severance Agreement: Section 2(e) of the Severance Agreement is hereby amended and restated in its entirety to read as follows:

“(e) Return of Books, Records, Papers, and Equipment. Upon the termination of Employee’s employment with Employer for any reason, Employee shall deliver promptly to Employer all files, lists, books, records, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all other written or printed materials and computers and other equipment that are the property of Employer (and any copies of them); and all other materials that may contain Confidential Information relating to the business of Employer, which Employee may then have in Employee’s possession, whether prepared by Employee or not. Notwithstanding the foregoing, Employee shall have the right to purchase Employee’s laptop and computer screen from Employer at net book value, subject to the customary review of and reconfiguring by Employer’s IT department.”

(c)	Effect of Amendments: Except as modified by this Agreement, the Severance Agreement shall remain in full force and effect in accordance with its terms.

4.	No Entitlement. Monheit understands and agrees that he is receiving the consideration set forth in Paragraph 2 and Paragraph 3 in exchange for the Release in Paragraph 5, and Monheit is not otherwise entitled to this consideration.

5.	Release. The Release set forth in this Paragraph 5 is effective as of the Effective Date of this Agreement.

(a)	Monheit for himself and, as applicable, his agents, attorneys, successors, and assigns, hereby fully, irrevocably, and unconditionally releases and forever discharges Infinity, its predecessors, parent, subsidiaries, affiliated entities, and the past and present officers, directors, employees, shareholders, agents, successors, representatives, and assigns of each and all of them, and all persons acting by, through, under, or in concert with them (hereinafter collectively referred to as “Releasees”), from any and all claims, charges, complaints, liabilities, and obligations of any nature whatsoever, which Monheit may have against Infinity or any of the Releasees, whether now known or unknown, and whether asserted or unasserted, arising from any event or omission occurring prior to the Effective Date of this Agreement. This Release does not affect rights or claims that may arise after the Effective Date of this Agreement.

Without limiting the foregoing, this Release includes any and all claims arising out of or which could arise out of the employment relationship between Monheit and each of Infinity, Earth911, and Youchange and Monheit’s resignation, including, but not limited to, the following: (i) any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, COBRA, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, as amended, state and local civil rights laws, Arizona wage payment laws, and any and all similar laws in other states; (ii) any and all Executive Orders (governing fair employment practices) which may be applicable to Infinity or Earth911; (iii) any other provision or theory of law or equity; and (iv) any amendments or successor or replacement statutes to those listed hereinabove. Monheit understands and acknowledges that Title VII of the Civil Rights Act of 1964, ERISA, and state and local civil right laws, provide Monheit the right to bring actions against Infinity if, among other things, Monheit believes he has been discriminated against on the basis of race, ancestry, color, religion, sex, national origin, medical condition, sexual orientation, disability, or benefit eligibility. With full understanding of the right afforded under these Acts, Monheit agrees that he will not file any action against Infinity and/or Releasees based upon any alleged violation of these Acts or under any other theory of law or statute, including but not limited to, back pay, front pay, attorney’s fees, damages, interests, waiting time, penalties, reinstatement, or injunctive relief that could be assessed by any federal, state or local court, any administrative agency, or any other forum with competent jurisdiction.

This Release may be pled as a complete bar and defense to any claim brought with respect to the matters released in this Agreement.

(b)	Infinity on behalf of itself and its predecessors, parent, subsidiaries, affiliated entities, and past and present officers, directors, employees, shareholders, agents, successors, representatives, and assigns of each and all of them, does hereby release and forever discharge Monheit from any and all claims, rights, demands, actions, causes of action, damages, and liabilities of any and every kind, nature, and character whatsoever, whether based on a tort, contract, statute, or any other theory of recovery, whether known or unknown, arising or that could have been asserted on or before the Effective Date of this Agreement, excluding claims of fraud, intentional tort, misappropriation of trade secrets, and breach of duties, including, without limitation, breaches of any duty or obligation imposed upon Monheit under his confidentiality obligations to Infinity.

(c)	Monheit acknowledges and agrees that the consideration he is receiving under this Agreement is sufficient consideration to support the release of all entities and persons identified in Paragraph 5 of this Agreement, and that said consideration is in addition to anything of value to which Monheit is entitled.

(d)	Monheit agrees and represents that he has not filed, or caused to be filed, any claim or charge with any adjudicative body, regulatory body, or agency arising out of his employment or resignation.

(e)	Monheit specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended, provides him the right to bring a claim against Infinity if he believes that he has been discriminated against on the basis of age. Monheit understands the rights afforded under this Act and agrees that he will not file any such claim or action against Infinity and/or Releasees, including, but not limited to, back pay, front pay, attorney’s fees, damages, reinstatements, or injunctive relief.

(f)	Monheit does not intend to release claims that Monheit may not release as a matter of law.

(g)	To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Monheit pursue, or cause or knowingly permit the prosecution, in any state, federal, or foreign court, or before any local, state, federal, or administrative agency, or any other tribunal, any charge, claim, or action of any kind, nature, and character whatsoever, known or unknown, which Monheit may now have, has ever had, or in the future may have against Releasees, which is based in whole or in part on any matter covered by this Agreement. Notwithstanding the foregoing, nothing in this Paragraph 5 will prohibit Monheit from filing a charge or complaint with a government agency such as, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, or other applicable state agency. However, Monheit understands and agrees that, by entering into this Agreement, he is releasing any and all individual claims for relief.

6.	Sufficient Time to Review. Monheit acknowledges that he has been given a period of twenty-one (21) days within which to consider the terms of this Agreement, and that he has been given an opportunity to consult with an attorney of his own choosing in deciding whether to execute this Agreement.

7.	Revocation Period. Monheit understands that he has a period of seven calendar days from the date he signs this Agreement to revoke this Agreement, and that, should he decide to revoke it, within said seven-day period, he will not be entitled to the consideration recited herein. Monheit further understands that this Agreement will not become effective or enforceable until the expiration of the seven-day period, and, therefore, that he will not receive the consideration set forth herein until the revocation period has expired without Monheit exercising his right of revocation. Monheit agrees that he must provide written notice of revocation of this Agreement to Infinity Resources Holdings Corp., 1375 North Scottsdale Road, Suite 140, Scottsdale, Arizona 85281, Attention: Chairman of the Board, should he wish to exercise his rights to revoke this Agreement, within the revocation period. If this Agreement is not timely revoked, this Agreement will become effective as of the expiration of the revocation period (“Effective Date”).

8.	Early Termination. The Transition Period may be terminated by Infinity at any time and for any reason upon 30 days prior written notice to Monheit.

9.	Acknowledgement. Monheit acknowledges, represents, and warrants that he enters into this Agreement knowingly, voluntarily, free of duress or coercion, and with a full understanding of all terms and conditions contained herein.

10.	Headings. The headings are for convenience of the parties, and are not to be construed as terms and conditions of this Agreement.

11.	Confidentiality. Monheit agrees that he will keep the terms and fact of this Agreement confidential. Monheit will not disclose the existence of this Agreement or any of its terms to anyone except his attorneys, accountants, or immediate family members, unless required by law.

12.	Severability. Should any provision in this Agreement be declared or determined to be illegal or invalid (with the exception of Paragraph 5, in whole or in part, subparagraphs included), the validity of the remaining parts, terms, or provisions will not be affected and the illegal or invalid part, term, or provisions will be deemed not to be part of this Agreement.

13.	Integration. This Agreement, and the Severance Agreement, constitutes the entire agreement between the parties, and supersedes all oral negotiations and any prior and other writings with respect to the subject matter of this Agreement, and is intended by the parties as the final, complete, and exclusive statement of the terms agreed to by them.

14.	Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the state of Arizona.

15.	Amendment. This Agreement will be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the parties.

16.	Successors and Assigns. This Agreement is and will be binding upon and inure to the benefit of the heirs, executors, successors, and assigns of each of the parties.

17.	Non-Admission. This Agreement will not in any way be construed as an admission by Infinity that it has acted wrongfully with respect to Monheit, and Infinity specifically denies the commission of any wrongful acts against Monheit.

18.	Non-Disparagement. Monheit agrees that he will not make any written or oral statements or take any action which he knows or reasonably should know constitutes an untrue, disparaging, or negative comment concerning Infinity or its employees before or after the signing of this agreement.

19.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INFINITY RESOURCES HOLDINGS CORP.

By:	/s/ Mitchell A. Saltz
Mitchell A. Saltz
Chairman of the Board

Date:	July 16, 2013

/s/ Barry M. Monheit
BARRY M. MONHEIT

Date: July 16, 2013

Signature Page to Transition Services, Amendment to Severance Agreement,

and Release